Exhibit 10.12

2020 Performance RSUs

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

ACADEMY SPORTS AND OUTDOORS, INC.

2020 OMNIBUS INCENTIVE PLAN

Academy Sports and Outdoors, Inc. (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto or previously provided to the Participant in connection with a prior grant), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[First Name] [Last Name]

Date of Grant:	[__]

Number of

Restricted Stock Units:	[Insert Number of Restricted Stock Units Granted]

Vesting Commencement Date:	[_____][1]

Expiration Date:	The earlier to occur of: (a) the date on which settlement of all vested Restricted Stock Units granted hereunder occurs and (b) the tenth (10th) anniversary of the Date of Grant.

Earning:

Only “Earned Restricted Stock Units” are eligible to become vested in accordance with the vesting schedule set forth below. Restricted Stock Units become “Earned Restricted Stock Units” based on (i) the Company’s level of achievement of consolidated annual EBITDA for the Grant Year, or (ii) the Company’s achievement of the Target Share Price, or (iii) a Change in Control occurring during the Grant Year, in each case in accordance with the terms set forth on Appendix A attached hereto.

Vesting:

Settlement of Earned Restricted Stock Units is conditioned on satisfaction of a time and service based requirement (the “Time and Service Based Requirement”) before the tenth (10th) anniversary of the Date of Grant:

Provided that Participant is in continuous service with the Company and its Subsidiaries on each applicable vesting date described below, the Time and Service Based Requirement will be satisfied as to the following percentages of the Earned Restricted Stock Units:

[1]	This will be the first day of the fiscal year in which the grant is made.

i.

Twenty-five percent (25%) on or after the date of determination by the Committee of the Company’s actual consolidated annual EBITDA for the Grant Year but prior to the second anniversary of the Vesting Commencement Date,

ii.	Fifty percent (50%) on or after the second anniversary of the Vesting Commencement Date but prior to the third anniversary of the Vesting Commencement Date,

iii.	Seventy-five percent (75%) on or after third anniversary of the Vesting Commencement Date but prior to the fourth anniversary of the Vesting Commencement Date, and

iv.	One hundred percent (100%) on or after the fourth anniversary of the Vesting Commencement Date;

provided, that, if a Change in Control occurs and, during the 24 month period following such Change in Control, the Participant’s service is terminated by the Service Recipient without Cause or due to the Participant’s resignation for Good Reason (as defined below), then the Time and Service Based Requirement will thereupon be satisfied as to one hundred percent (100%) of the Earned Restricted Stock Units upon the date of the Participant’s Termination.

If application of a vesting percentage would cause vesting of a fractional share, then such vesting shall be rounded down to the nearest whole share and such fractional share shall cumulate with any other fractional shares and such fractions shall vest as they aggregate into a whole share.

Definitions:

“Cause” means, as to the Participant, (i) “Cause,” as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of the Participant’s Termination [FOR NON-EXECUTIVE COMMITTEE EMPLOYEES: (except that any provision of such “Cause” definition relating to Participant’s unsatisfactory performance shall not apply for purposes of this Restricted Stock Unit Agreement)]; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.

“EBITDA” means operating earnings before interest, taxes, depreciation and amortization, excluding transaction, management and/or similar fees paid to Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates. The Committee shall, fairly and appropriately, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, the following: acquisitions, divestitures, any change required by GAAP relating to stock-based compensation or for other changes in GAAP promulgated by accounting standard setters and any extraordinary items that, in each case, the Committee in good faith determines require adjustment of EBITDA. The Committee’s determination of such adjustment shall be based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the performance target was originally established.

“Good Reason” shall have the meaning given to such term in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of the Participant’s Termination. In the absence of any such employment or consulting agreement or the absence of any definition of “Good Reason” contained therein, “Good Reason” means the occurrence of one or more of the following events arising without the express written consent of the Participant, but only if the Participant notifies the Service Recipient in writing of the event within 60 days following the occurrence of the event, the event remains uncured after the expiration of 30 days from receipt of such notice, and the Participant resigns effective no later than 30 days following the Service Recipient’s failure to cure the event: (i) a material diminution in the Participant’s base salary or target bonus opportunity, (ii) the relocation of the Participant’s principal place of employment or service to a location more than 35 miles from the Participant’s then current principal place of employment or service, if a move to such other location materially increases the Participant’s commute, or (iii) any material breach by the Company or the Service Recipient of this Restricted Stock Unit Agreement or the Participant’s offer letter or employment agreement with the Service Recipient.

*     *     *

ACADEMY SPORTS AND OUTDOORS, INC.

By:
Title:

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

PARTICIPANT2

[2]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereto.

Appendix A

Performance Targets

Restricted Stock Units shall become Earned Restricted Stock Units based on the Company’s level of achievement of consolidated annual EBITDA for the [____] fiscal year, which shall be the [__]-week period ending on [_____] (such [__]-week period, the “Grant Year”), in accordance with the following terms and conditions.

• If the Company’s actual consolidated annual EBITDA for the Grant Year is equal to or greater than $[_____] million, which amount is the Company’s target consolidated annual EBITDA for the Grant Year (such amount, the “Grant Year High Performance Target”), then one hundred percent (100%) of the Restricted Stock Units shall be Earned Restricted Stock Units.

• If the Company’s actual consolidated annual EBITDA for the Grant Year is less than the Grant Year High Performance Target but equal to or greater than $[_____] million (such amount, the “Grant Year Low Performance Target”), then the portion of the Restricted Stock Units that shall be Earned Restricted Stock Units shall be equal to a percentage, rounded to two decimal places (the “Earned Percentage”), calculated based on a fraction wherein the numerator is equal to the difference between (i) the Company’s actual consolidated annual EBITDA for the Grant Year and (ii) $[_____] million, which amount was the Company’s consolidated annual EBITDA for the [_____] fiscal year (the “Prior Year Performance Amount”), and the denominator is equal to the difference between (i) the Grant Year High Performance Target and (ii) the Prior Year Performance Amount. The number of Restricted Stock Units that shall become Earned Restricted Stock Units shall be equal to an amount determined by multiplying (x) the Earned Percentage, by (y) the number of Restricted Stock Units granted (rounded down to the nearest whole Restricted Stock Unit).

The illustrative example below assumes that the Company’s actual consolidated annual EBITDA for the Grant Year is equal to $[_____] million. Based on such assumption, [_____]% of the Restricted Stock Units shall become Earned Restricted Stock Units.

(Actual consolidated annual EBITDA for the Grant Year		($[_____]–
– Prior Year Performance Amount)		$[_____])
	or	÷	= [_____]%
(Grant Year High Performance Target –		([_____]–
Prior Year Performance Amount)		$[_____])

• If the Company’s actual consolidated annual EBITDA for the Grant Year is less than the Grant Year Low Performance Target, then none (0.00%) of the Restricted Stock Units shall become Earned Restricted Stock Units.

• All determinations and interpretations relating to the Company’s achievement of the Grant Year Low Performance Target and/or the Grant Year High Performance Target and the Fair Market Value of each share of Common Stock shall be made in good faith by the Committee, and all determinations and interpretations made in good faith by the Committee shall be final and binding upon Participant and all other interested persons.

Notwithstanding the foregoing, if prior to consummation of a Change in Control (i) any Restricted Stock Units that have not become Earned Restricted Stock Units remain outstanding and unvested as of [_____], and (ii) the Committee determines that the Fair Market Value of a share of Common Stock as of such date equals or exceeds $[_____] (as such amount may be equitably adjusted by the Committee to reflect stock splits, reverse stock splits and other Adjustment Events pursuant to Section 9(a) of the Plan, the “Target Share Price”), then one hundred percent (100%) of the Restricted Stock Units that have not become Earned Restricted Stock Units as of such date shall become Earned Restricted Stock Units immediately upon such determination by the Committee. For the avoidance of doubt, no Restricted Stock Units may become Earned Restricted Stock Units pursuant to this paragraph following a Termination of Participant’s employment for any reason or following the consummation of a Change in Control.

Notwithstanding the foregoing, (i) if a Change in Control occurs during the Grant Year, then all outstanding Restricted Stock Units shall automatically become Earned Restricted Stock Units immediately prior to such Change in Control and (ii) if a Change in Control occurs following the Grant Year, any Restricted Stock Units that are not Earned Restricted Stock Units as of immediately prior to such Change in Control shall be automatically forfeited upon the consummation of such Change in Control.

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE

ACADEMY SPORTS AND OUTDOORS, INC.

2020 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Unit Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the Academy Sports and Outdoors, Inc. 2020 Omnibus Incentive Plan, as it may be amended and restated from time to time (the “Plan”), Academy Sports and Outdoors, Inc. (the “Company”) and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing an unfunded, unsecured right to receive one share of Common Stock). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2. Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest as provided in the Grant Notice.

3. Settlement of Earned Restricted Stock Units. Subject to any election by the Committee pursuant to Section 9(d)(ii) of the Plan, the Company will deliver to the Participant, without charge, as soon as reasonably practicable (and, in any event, within two and one-half months) following the applicable vesting date, one share of Common Stock for each Earned Restricted Stock Unit (as adjusted under the Plan, as applicable) which becomes vested hereunder and such vested Earned Restricted Stock Unit shall be cancelled upon such delivery. The Company shall either (a) deliver, or cause to be delivered, to the Participant a certificate or certificates therefor, registered in the Participant’s name or (b) cause such shares of Common Stock to be credited to the Participant’s account at the third party plan administrator. Notwithstanding anything in this Restricted Stock Unit Agreement to the contrary, the Company shall have no obligation to issue or transfer any shares of Common Stock as contemplated by this Restricted Stock Unit Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of Common Stock are listed for trading.

4. Treatment of Restricted Stock Units Upon Termination. Except as otherwise provided in the Grant Notice or as otherwise may be provided by the Committee, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have vested, (A) all vesting with respect to such Participant’s Restricted Stock Units shall cease and (B) unvested Restricted Stock Units shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

5. Conditions to Issuance of Common Stock. The Company shall not be required to record the ownership by the Participant of shares of Common Stock issued upon the settlement of vested Earned Restricted Stock Units prior to fulfillment of all of the following conditions: (i) the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary; (ii) the lapse of such reasonable period of time following the vesting of the Earned Restricted Stock Units as may otherwise be required by applicable law; and (iii) the execution and delivery to the Company, to the extent not so previously executed and delivered, of such other documents and instruments as may be reasonably required by the Committee.

6. Participant. Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred in accordance with Section 14(b) of the Plan, the word “Participant” shall be deemed to include such person or persons.

7. Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

[FOR IPO GRANTS AND GRANTS MADE WITHIN 180 DAYS FOLLOWING IPO: The Participant further hereby agrees that the Participant shall, without further action on the part of the Participant, be bound by the provisions of the lock-up agreements executed by the executive officers of the Company to the same extent as if the Participant had directly executed such lock-up agreement himself or herself. Such lock-up agreement will provide that the Participant shall not, subject to certain customary exceptions, dispose of or hedge any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the final prospectus relating to initial public offering of the Company and continuing through the date one hundred eighty (180) days following the date of such prospectus, except with the prior consent of the representative(s) of the underwriters.]

8. Rights as Shareholder. The Participant or a Permitted Transferee of the Restricted Stock Units shall have no rights as a shareholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

9. Tax Withholding. The Participant may be required to pay to the Company or the Service Recipient and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Stock Units, their vesting or settlement or any payment or transfer with respect to the Restricted Stock Units at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Committee may, in its sole discretion, permit the Participant to satisfy such withholding tax obligations, in whole or in part, by delivering shares of Common Stock, including shares of Common Stock received upon settlement of Restricted Stock Units pursuant to this Restricted Stock Unit Agreement.

10. Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the

Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Company’s Compensation Department, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11. No Right to Continued Service. This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or other service provider to the Company or any of its Subsidiaries.

12. Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13. Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

14. Clawback; Forfeiture. Notwithstanding anything to the contrary contained herein or in the Plan, if the Participant has engaged in or engages in any Detrimental Activity, then the Committee may, in its sole discretion, take actions permitted under the Plan, including: (a) canceling the Restricted Stock Units, or (b) requiring that the Participant forfeit any gain realized on the disposition of any shares of Common Stock received in settlement of any Restricted Stock Units, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of this Restricted Stock Unit Agreement for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), then the Participant shall be required to repay any such excess amount to the Company. Without limiting the foregoing, all Restricted Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law. “Detrimental Activity” means any, offset of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for Cause; (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to hire or solicit, in any agreement with any member of the Company Group; or (iv) fraud, gross negligence or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion.

15. Governing Law; Venue. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Houston, Texas.

16. Award Subject to Plan. The Restricted Stock Units granted hereunder, and the shares of Common Stock issued to the Participant upon settlement of vested Earned Restricted Stock Units, are subject to the Plan and the terms of the Plan are hereby incorporated into this Restricted Stock Unit Agreement. By accepting the Restricted Stock Units, the Participant acknowledges that the Participant has received and read the Plan and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Restricted Stock Unit Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The provisions of this Restricted Stock Unit Agreement shall survive the termination of this Award to the extent consistent with, or necessary to carry out, the purposes thereof.

17. Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

18. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

19. Transmission Acknowledgement. To the extent necessary, the Participant authorizes, agrees and unambiguously consents to the transmission by the Company or any other member of the Company Group of any of the Participant’s personal data related to the Award for legitimate business purposes (including, without limitation, the administration of the Plan). The Participant confirms and acknowledges that the Participant gives this authorization and consent freely.

20. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. In the event that any information regarding the Restricted Stock Units provided to the Participant through the third-party stock plan administrator’s web portal or otherwise conflicts with any of the terms and conditions of this Restricted Stock Unit Agreement or the Plan (collectively, the “Restricted Stock Unit Governing Documents”), the Restricted Stock Unit Governing Documents shall control.

21. Entire Agreement. The Restricted Stock Unit Governing Documents constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.